Exhibit 10.1
May 21, 2010
Curtis Smith
Dear Curtis,
Keynote Systems, Inc. (“Keynote” or the “Company”) is pleased to offer you the position of Chief Financial Officer. This offer letter embodies the terms of our offer of employment to you. This position is considered an exempt position for purposes of federal wage-hour law.
You will work at our headquarters located at 777 Mariners Island Blvd., Ste. 300 San Mateo, California. Keynote may change your responsibilities and duties and your work location from time to time, as it deems necessary.
You will report to Umang Gupta, Chairman & Chief Executive Officer (“CEO”). Your semi-monthly salary will be $10,416.67, less payroll deductions and all required withholdings which is equivalent to an annual amount of $250,000. You will also receive an MBO bonus opportunity (“MBO Bonus”) equal to 30% of your annual base salary, with the opportunity to exceed that amount if targets are exceeded. The MBO Bonus opportunity is based on the achievement of goals set by the CEO and compensation committee (“Compensation Committee”) of the Board of Directors of Keynote (the “Board”) during each fiscal year of Keynote. Your goals will be put in place during your first month of employment and at the beginning of each fiscal year thereafter. Such MBO Bonuses, if any, will only be considered earned and payable to you as goals are met, but in no event later than the last day of the short-term deferral period under Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Treasury Regulations promulgated thereunder, provided you are an employee in good standing and notice not having been served on the date the MBO Bonus is due. The Company may modify your compensation and benefits from time to time, as it deems necessary.
You will receive an initial grant of 45,000 restricted stock units (“Initial RSUs”) under the Company’s 1999 Equity Incentive Plan (the “Plan”). Subject to your continued employment with the Company, these Initial RSUs will vest in three (3) annual installments on each of the first three anniversaries of your employment commencement date. This grant, and the vesting of the Initial RSUs, will also be subject to the terms and conditions of the Plan and Keynote’s restricted stock unit agreement, a copy of which you will be required to sign as a condition of receiving the Initial RSU grant.
In addition, during the first quarter of Keynote’s 2012 fiscal year but no later than December 15, 2011, you will receive another grant of 25,000 restricted stock units (“Subsequent RSUs”) under the Plan, provided you are still employed as Chief Financial Officer of the Company on the date of grant. The vesting commencement date of this grant of Subsequent RSUs shall be the third anniversary of your employment commencement date (“3rd Anniversary”). Subject to your continued employment with the Company, 100% of these Subsequent RSUs will vest in full on the third anniversary of the vesting commencement date of the Subsequent RSUs. This grant, and the vesting of the Subsequent RSUs, will also be subject to the terms and conditions of the Plan and Keynote’s restricted stock unit agreement, a copy of which you will be required to sign as a condition of receiving the Subsequent RSU grant.
Keynote is an employer at-will. Keynote may terminate your employment at anytime and for any reason whatsoever, with or without Cause (as defined below). However, if Keynote terminates your employment without Cause prior to a Change of Control (as defined below), Keynote will (i) provide you with three (3) months notice or (ii) subject to your delivery to Keynote of a signed general release in a form acceptable to Keynote (the “Release”), and satisfy all conditions stated in the Release to make the Release effective, provide you with (a) a lump sum payment equal to three (3) months’ salary on the first customary payroll date on or following the thirty-first (31st) day following your termination of employment and (b) Keynote-provided benefits for you and your eligible dependents for three (3) months. Similarly, as an employee of Keynote, you may terminate employment at any time, provided that if such termination is without Good Reason, you will give the Company at least three (3) months notice.
However, if prior to the 3rd Anniversary, you terminate your employment for any reason other than Good Reason (as defined below), then within fifteen (15) days of such termination date, and at the Company’s discretion, you agree to pay Keynote the amount received by you in connection with the settlement of any and all installments of the Initial RSUs (based on the full amount received by you, reduced by the value of shares utilized by the Company to cover withholding or otherwise paid by you for federal, state and local income tax obligations) (the “Clawback Amount”).
Notwithstanding the preceding two paragraphs, in the event of a Change of Control of Keynote, and either (i) your employment is terminated by Keynote (or its successor) without Cause, or (ii) you terminate your own employment for Good Reason, in either case, in connection with or within twelve (12) months following such Change of Control, then subject to your delivery of a Release to the Company, and satisfy all conditions stated in the Release to make the Release effective, then you will be entitled to receive the following:
•	Fifty percent (50%) of your then annual base salary, payable in a lump-sum payment on the first customary payroll date on or following the sixty-first (61st) day following your termination of employment;

•	Fifty percent (50%) of the MBO Bonus you received for the prior fiscal year, payable in a lump-sum payment on the first customary payroll date on or following the sixty-first (61st) day following your termination of employment, provided that if such termination occurs during your first year of employment, such amount shall be 50% of the MBO Bonus opportunity set forth in this offer letter; and

•	100% acceleration of the Initial RSUs and Subsequent RSUs.
If such Change of Control of Keynote is scheduled to occur prior to occurrence of the grant of the Subsequent RSUs, Keynote will cause the Subsequent RSUs to be granted to you prior to the occurrence of such Change of Control. In addition, if in connection with a Change of Control of Keynote, the successor Company does not assume, convert, replace or exchange the Initial RSUs and/or Subsequent RSUs for RSUs to acquire stock of the successor Company, then the Initial

RSUs and Subsequent RSUs will vest in full immediately prior to the closing of such Change of Control. Finally, if a Change of Control occurs and you terminate your employment for Good Reason, both prior to the 3rd Anniversary, then you will have no obligation to pay the Company the Clawback Amount.
For purposes of this offer letter, “Cause” means (a) willfully engaging in gross misconduct that is materially and demonstrably injurious to the Company; (b) willful and continued failure to substantially perform your duties with the Company (other than incapacity due to physical or mental illness), provided that such failure continues after the Company’s Board has provided you with a written demand for substantial performance, setting forth in detail the specific respects in which it believes you have willfully and not substantially performed your duties thereof and a reasonable opportunity (to be not less than thirty (30) days) to cure the same.
For purposes of this offer letter, “Good Reason” means a termination of your employment within sixty (60) days following any one of the following events: (x) a ten percent (10%) or more reduction in your annual base salary that is not part of a general salary reduction plan applicable to all officers of the Company or any successor Company; (y) a change in your position or status to a position that is not at the level of Chief Financial Officer of the Company or any successor Company; or (z) relocating your principal place of business in excess of fifty (50) miles from the current location of such principal place of business; provided, however, that in each case you must have given written notice to the Company identifying the specific circumstances you believe constitute the grounds for your termination for Good Reason and such circumstances constituting the grounds for your termination for Good Reason have not been corrected within thirty (30) days of such written notice.
For purposes of this offer letter, a “Change of Control” means (1) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings), (2) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (3) the sale of substantially all of the assets of the Company, or (4) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction.
To the extent (i) any payments to which you become entitled under this offer letter in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.

Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum.
For purposes of this offer letter, with respect to any payment that is subject to (and not exempt from) Section 409A of the Code, termination of your employment shall be a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations thereunder.
Keynote benefits include life insurance, medical, dental, and vision coverage, a 401(k) plan, and three (3) weeks minimum combined vacation/sick leave in addition to paid Keynote holidays. You will receive an additional day of vacation/sick leave upon each anniversary of employment with Keynote (e.g. after three (3) years of service, you will accrue eighteen (18) days of vacation/sick leave each year). Some of the benefit plans may require co-payment by you. Keynote may modify your compensation and benefits from time to time, as it deems necessary.
As a Keynote employee, you will be expected to abide by Keynote rules and regulations. You will specifically be required to sign an acknowledgement that you have read and understand the Keynote rules of conduct as set forth in the Keynote Employee Handbook that Keynote will distribute to you. You will be expected to sign and comply with an agreement that requires, among other provisions, the non-disclosure of proprietary information and the assignment of patent rights to any invention made during your employment at Keynote as well as Keynote’s code of business conduct and ethics.
This offer is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States no later than three (3) days after your employment begins. This offer is also contingent upon the successful completion of our employment screening and attainment of satisfactory references.
We would look forward to your starting work with us July 1, 2010. If you wish to accept employment at Keynote under the terms set forth above, please sign and date this letter, and return to Human Resources by May 24, 2010. You may also reply to this letter by faxing your signed offer letter to the Human Resources Department (650) 240-1863 or (650) 403-5512.
We look forward to your favorable reply and to a productive and exciting working relationship. Welcome to Keynote!
Sincerely,
/s/ UMANG GUPTA
Umang Gupta
Chairman & CEO
Accepted:     /s/ CURTIS SMITH
Date: 5/24/10
Start Date: 7/1/10

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